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                                                                   EXHIBIT 10.23





                                CONTRACT FOR THE


                      "VORSITZENDER DER GESCHAEFTSFUEHRUNG"


                                       OF


                                CONTROL DATA GMBH




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Mr. Dieter Porzel of Wiesbaden and Control Data GmbH, Stresemannalle 30, in
Frankfurt (the "Company") conclude a contract according to subsequent terms and conditions:

I.     Subject to the Contract

       This contract regulates the employment of Mr. Porzel by the company.

II.    Responsibilities and Duties

       1. Mr. Porzel has been appointed "Vorsitzender der Geschaeftsfuehrung" of the Company.

       2. Mr. Porzel will perform his assignments with the degree of care required from an orderly businessman in accordance with other provisions of this contract, with general and special instructions from the shareholders of the Company and in accordance with the applicable law.

III.   Other Activities

       1.   Mr. Porzel will devote his entire capacity for work to the Company.

       2. During the term of this contract, Mr. Porzel may not exercise activities for which he is paid or for which payment is usually requested, including part-time work, unless the Shareholders have given their prior approval.

       3. Scientific research and publishing is permitted, as far as such activity neither limits Mr. Porzel's devotion of work effort to the Company nor discloses confidential information to the detriment of the Company.

IV.    Acts Requiring Prior Approval

       1. Mr. Porzel shall obtain an approval from the Shareholders before the following acts are performed:

            a.   Divestiture of part or sale of the entire Company;

            b.   Acquisition, sale, or mortgage of real estate;

            c. Conclusion, modification and termination of contracts between the Company and a "Geschaeftsfuehrer;"

            d.   Transactions covered by the Law on Corporations.



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       2.   The Shareholders retain the right to modify the above list at any time (e.g., to expand or restrict) or to give special instructions with regard to this or other transactions of the Company.

V.     Remuneration

       1. The annual remuneration, on the commencement date of this agreement, and which is payable to Mr. Porzel, comprises:

                 a.   Annual Salary                         DM 281,206.00

                 b.   Targeted bonus (dependent
                      on the achievement of
                      certain goals)                        DM  66,000.00

                 c.   Vacation and Christmas
                      bonuses                               DM   5,350.00

       The annual salary is payable in twelve equal installments at the end of each calendar month, after statutory taxes and dues have been deducted. Payment of the bonuses will depend on the provisions in the bonus plan or the respective guidelines on vacation or christmas bonuses.

       2. In case Mr. Porzel is prevented by illness from performing his duties, the Company will continue to pay the remuneration agreed upon for six months beginning with the first day of absence.

       3. Travel expenses and other necessary expenses incurred in the objective interest of the Company will be paid in accordance with the Company's guidelines on travel expenses.

       4. The Company provides Mr. Porzel with a Company car for business and private use. In this regard, the Company's applicable guidelines apply. In case Mr. Porzel is relieved from his functions according to Section VIII, No. 3, the Company has the right to require the immediate redelivery of the car.

            Mr. Porzel's rights in case of retirement or disability are regulated by the Company's pension plan.

VI.    Vacation

       Mr. Porzel has a right to paid vacation of 35 workdays (Saturdays not included) per calendar year. If Mr. Porzel cannot exercise such right because of inevitable business events by December 31, this right shall be extended until March 31. Those vacation days not utilized by March 31 shall be forfeited.



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VII.   Inventions

       In case of inventions by Mr. Porzel, the statute of May 27, 1957, and the guidelines with respect thereto issued on May 20, 1959, shall apply.

VIII.  Term of the Agreement

       1. This contract is concluded for an indefinite period of time. The Company may terminate the contract, however, upon thirty-six (36) months' notice from the end of any calendar month. The applicable notice period for termination by Mr. Porzel is six months.

       2.   The statutory rules for termination without notice apply.

       3. In case of a termination, the Company may relieve Mr. Porzel of his functions, while his remuneration will continue to be paid; the provisions of Section IX, No. 3, will apply when the termination is declared.

       4.   Terminations shall be made in written form.

       5.   This contract expires on Mr. Porzel's sixty-fifth birthday.

IX.    Confidentiality

       1. Mr. Porzel will not disclose to third parties or use for own purposes any confidential information he obtained in his functions for the Company including business, plant, or technical data of the Company of its affiliated companies. This applies especially to details of the organization, relations with customers and their trade secrets and technical know-how. This obligation applies as well during the term of his contract as thereafter.

       2. Documentation of any kind (including personal notes), which is business related, shall be kept carefully and can only be used for business purposes. The preparation of copies, excerpts, the copying of drawings, cost calculations, statistics and similar documents is permitted exclusively for business purposes.

       3. When Mr. Porzel's employment is terminated, he shall deliver upon his own initiative any documents in his possession which relate to the business of the Company, including any copies and excerpts. Mr. Porzel does not have any right of retention. The same applies to any other items which Mr. Porzel obtains in the course of the performance of his duties.



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X.     General Rules

       1. Modification and amendments must be made in writing. This contract constitutes the entire agreement for the employment of Mr. Porzel. Further oral and written agreements do not exist.

       2.   The law of the Federal Republic of Germany applies.



The Company:


Control Data GmbH represented
by its sole shareholder, the
Control Data Holding AG in Zug,              /s/ Dieter Porzel
Switzerland, represented by the              -----------------------------
President of its Board of                             8-10-84
Directors, Mr. David G. Familiant




/s/ David G. Familiant                       /s/ James E. Ring
- -----------------------------                -----------------------------
         9-6-84                                       9-6-84




                                             /s/ Frank R. Dawe
                                             -----------------------------
                                                9-6-84




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